Exhibit 99.1

USHG Acquisition Corp. Announces Pricing of $250 Million Initial Public Offering

February 24, 2021

NEW YORK — (BUSINESS WIRE) — USHG Acquisition Corp. (the “Company”) announced today the pricing of its initial public offering of 25,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and will trade under the ticker symbol “HUGSU” beginning on February 25, 2021. Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on NYSE under the symbols “HUGS” and “HUGSW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The offering is expected to close on March 1, 2021, subject to customary closing conditions.

Goldman Sachs & Co. LLC and Piper Sandler & Co. are acting as joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, New York 10282-2198, Telephone: 1-866-471-2526, Email: prospectus-ny@ny.email.gs.com; or Piper Sandler & Co., Attn: Prospectus Department, 345 Park Avenue, New York, New York 10154, Telephone: 800-747-3924, Email: prospectus@psc.com.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (the “SEC”) on February 24, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About USHG Acquisition Corp.

USHG Acquisition Corp. is a blank check company sponsored by an affiliate of Union Square Hospitality Group, LLC and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. USHG Acquisition Corp. intends to focus its search for business combination targets on culture-driven businesses across a range of industries, including, but not limited to, technology, e-Commerce, food and beverage, health and retail and consumer goods, although it may pursue an acquisition in any business industry or sector.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Jetty-Jane Connor

Email: jconnor@ushg.com

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